Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of Neurologix, Inc., dated March 25, 2011, appearing in the Annual Report on Form 10-K of Neurologix, Inc. for the year ended December 31, 2010.

/s/ BDO USA, LLP
New York, New York
April 7, 2011